Patrick Industries, Inc. Reports First Quarter 2018 Financial Results

ELKHART, IN - April 26, 2018 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), manufactured housing (“MH”), marine and industrial markets, today reported its financial results for the first quarter ended April 1, 2018.
First Quarter 2018 Financial Results
Net sales for the first quarter of 2018 increased $206.4 million or 60%, to $551.8 million from $345.4 million in the same quarter of 2017. The increase was attributable to industry growth, acquisitions, geographic expansion efforts, and market share gains. The Company's revenues from the RV industry, which represented 69% of first quarter 2018 sales, increased 53% as industry wholesale unit shipments increased approximately 13% in the first quarter of 2018 compared to the prior year. Revenues from the marine industry represented 8% of the Company's first quarter 2018 sales and more than tripled over the first quarter of 2017. Revenues from the MH industry, which represented 11% of first quarter 2018 sales, increased 43% compared to the prior year period with an estimated increase in MH wholesale unit shipments of approximately 10% from the first quarter of 2017. Revenues from the industrial market, which is tied primarily to residential housing, commercial construction, and institutional furniture spending, increased 64%. The industrial market, which accounted for 12% of the Company’s first quarter 2018 sales, saw new housing starts increase approximately 8% in the quarter.
The Company's RV content per unit (on a trailing twelve-month basis) for the first quarter of 2018 increased approximately 17% to $2,414 from $2,063 for the first quarter of 2017. MH content per unit (on a trailing twelve-month basis) for the first quarter of 2018 increased approximately 18% to an estimated $2,375 from $2,015 for the first quarter of 2017.
For the first quarter of 2018, Patrick reported operating income of $41.8 million, an increase of 75% or $17.9 million, from $23.9 million reported in the first quarter of 2017. Net income in the first quarter of 2018 increased 72% to $30.1 million from $17.5 million in the first quarter of 2017, and net income per diluted share increased 60% to $1.20 from $0.75.
Todd Cleveland, Chief Executive Officer, said, "Our first quarter results reflect the continued execution and traction of our strategic and operational initiatives, coupled with the ongoing momentum in our primary markets. The investments we have made in production efficiency improvements, targeted geographic and product expansions, employee talent and retention initiatives, and strategic acquisitions in our core markets, are all generating the expected returns based on our model. During the first quarter, we completed four acquisitions - Metal Moulding and Aluminum Metals in February 2018, and Indiana Marine Products and Collins & Company in March 2018."
"Both our leisure family lifestyle markets and our housing and industrial markets are fundamentally strong with early indicators and demographic drivers pointing towards continued growth,” stated Andy Nemeth, President. “Based on the most recently available data, RV and marine retail sales and new housing formations are off to a solid start for the year, and match up well with recent historical seasonal trends and demand patterns. Attendance levels and excitement generated at the early spring industry retail and trade shows support our optimism about the sustainable long-term potential in our key markets, and we are committed to putting capital to work in alignment with our disciplined capital allocation strategy to drive improved performance and shareholder value while continuing to position ourselves to be able to fully support our customers."
As part of its allocation strategy, the Company invested $117.0 million in the aggregate in the first quarter of 2018 for acquisitions, stock repurchases, and capital expenditures. In addition, as previously announced in January 2018, the Company's Board of Directors approved a new stock repurchase program that authorized the purchase of up to $50 million of the Company's common stock over a 24-month period. Year-to-date through April 24, 2018, the Company repurchased 720,695 shares at an average price of $57.56 per share for a total cost of $41.5 million.

"In anticipation of continued growth in 2018 and beyond in all four of our end markets, we are optimistic about the opportunities to drive our business and execute on our strategic growth plan, gain market share, expand operations in targeted regional territories, and drive shareholder value," Mr. Cleveland further stated. "We expect to continue to make targeted capital investments to support our new business initiatives and maintain our balanced approach to leveraging our operating platform, introduce new products and product line extensions, and execute on our organic and acquisition-related objectives."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its first quarter 2018 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, April 26, 2018 at 10:00 a.m. Eastern time.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 20 states and in China. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(thousands except per share data)	Apr. 1, 2018	Mar. 26, 2017

NET SALES	$551,832	$345,427
Cost of goods sold	454,078	287,878
GROSS PROFIT	97,754	57,549

Operating Expenses:
Warehouse and delivery	17,028	10,343
Selling, general and administrative	31,841	19,106
Amortization of intangible assets	7,127	4,185
Total operating expenses	55,996	33,634

OPERATING INCOME	41,758	23,915
Interest expense, net	4,378	2,014
Income before income taxes	37,380	21,901
Income taxes	7,312	4,434
NET INCOME	$30,068	$17,467

BASIC NET INCOME PER COMMON SHARE (1)	$1.22	$0.76
DILUTED NET INCOME PER COMMON SHARE (1)	$1.20	$0.75

Weighted average shares outstanding - Basic (1)	24,740	22,857
Weighted average shares outstanding - Diluted (1)	25,110	23,324

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, for the first quarter ended March 26, 2017, reflect the impact of the three-for-two stock split paid on December 8, 2017.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Apr. 1, 2018	Dec. 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$71	$2,767
Trade receivables, net	138,685	77,784
Inventories	205,902	175,270
Prepaid expenses and other	16,039	18,132
Total current assets	360,697	273,953
Property, plant and equipment, net	129,022	118,486
Goodwill and intangible assets, net	536,976	471,511
Deferred financing costs, net	2,356	2,184
Other non-current assets	494	510
TOTAL ASSETS	$1,029,545	$866,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$15,766
Accounts payable	114,380	84,109
Accrued liabilities	49,294	36,550
Total current liabilities	179,440	136,425
Long-term debt, less current maturities, net	413,146	338,111
Deferred tax liabilities, net	15,050	13,640
Other long-term liabilities	16,131	7,783
TOTAL LIABILITIES	623,767	495,959

SHAREHOLDERS’ EQUITY
Common stock	162,625	163,196
Additional paid-in-capital	25,785	8,243
Accumulated other comprehensive income	94	66
Retained earnings	217,274	199,180
TOTAL SHAREHOLDERS’ EQUITY	405,778	370,685
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,029,545	$866,644

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